Exhibit 3.38

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

HD SUPPLY REPAIR & REMODEL, LLC

A DELAWARE LIMITED LIABILITY COMPANY

HD Supply Holdings, LLC, a Florida limited liability company, hereby declares the following to be the Amended and Restated Limited Liability Company Agreement (the “Agreement”) of HD Supply Repair & Remodel, LLC f/k/a Contractors’ Warehouse, LLC f/k/a BoSox Acquisition Sub, LLC, a Delaware limited liability company (the “LLC”), in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 to § 18-1109 (the “Act”):

WITNESSETH:

WHEREAS, the LLC was formed as a limited liability company in the State of Delaware on April 1, 2005, with the name of “BoSox Acquisition Sub, LLC”;

WHEREAS, the name of the E,LC was changed on June 13, 2005 from “BoSox Acquisition Sub, LLC” to “Contractors’ Warehouse, LLC”;

WHEREAS, the name of the LLC was changed again on October 25, 2006 from Contractors’ Warehouse, LLC” to “HD Supply Repair & Remodel, LLC”;

WHEREAS, the former sole Member of the LLC, HD Supply, Inc. f/k/a The Home Depot Supply, Inc., a Texas corporation, contributed its membership interests in the LLC to HD Supply Holdings, LLC on December 21, 2006;

WHEREAS, the LLC wishes to clarify the current sole Member and Manager of the LLC by amending and restating this Agreement pursuant to the terms and conditions described herein.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereby agree as follows:

1.      Name.  The name of the limited liability company is HD Supply Repair & Remodel, LLC.

2.      Purpose and Powers.  The purpose for which the LLC has been organized is to engage in any lawful act or activity from and after the date on which the Certificate of Formation of the LLC was filed with the Secretary of State of the State of Delaware in accordance with the Act (the “Effective Date”). The LLC shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to carry out the LLC’s purposes.

3.      Principal Place of Business, Mailing Address and Registered Office.  The principal place of business and the mailing address of the LLC shall be 2455 Paces Ferry Road NW, Atlanta, Georgia 30339. The registered office of the LLC in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, unless and until changed in accordance with the Act.

4.      Registered Agent.  The name of the registered agent of the LLC for service of process on the LLC in the State of Delaware is Corporation Service Company.

5.      Admission of Member.  The sole member of the LLC is HD Supply Holdings, LLC (the “Member”) in respect of the Interest (as hereinafter defined).

6.      Term.  The term of the LLC shall commence on the Effective Date, and shall continue until the dissolution and the completion of the winding up of the LLC pursuant to the terms of this Agreement.

7.      Title to Property.  All property owned by the LLC shall be owned by the LLC as an entity, the Member shall not have any ownership interest in such property in its individual name and the Member’s interest in the LLC shall be personal property for all purposes. The LLC shall hold title to all of’ its property in the name of the LLC and not in the name of the Member.

8.      Interest.  The LLC shall only be authorized to issue a single class of “limited liability company interest”, as such term is defined in the Act (the “Interest”), including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

9.      Tax Characterization.  It is the express intention of the Member and Manager that the LLC be treated under the “default” classification rules of Treas. Reg. § 301.7701-2(b)(1)(ii) as disregarded for federal income tax purposes as an entity separate from the Member. All provisions of the LLC for federal income tax purposes.

10.    Management.

(a)      Management.  The management of the LLC shall be exclusively vested in the Manager. As of the Effective Date of this Agreement, the Manager of the LLC shall be HD Supply GP & Management, Inc., a Delaware corporation.

(b)      Delegation of Authority.  The Manager may from time to time appoint one or more officers to conduct the LLC’s business and affairs on the Manager’s behalf; each of whom shall serve in such capacity until he or she is removed from such office by the Manager in its discretion or until he or she resigns or otherwise is unable to fulfill the obligations of such office. The LLC shall initially have a President, at least one Vice

President, a Secretary, at least one Assistant Secretary, a Treasurer and at least one Assistant Treasurer having the following powers and duties and responsibilities to the LLC:

(i)      President.  Subject to any limitations imposed by this Agreement, the Act or any employment agreement with the LLC or the Manager, any employee plan or any determination by the Manager, the President, subject to the general control of the Manager, shall be the chief operating officer of the I.LC and, as such, shall be responsible for the management and direction of the day-to-day business and affairs the LLC, its officers, employees and agents, shall supervise generally the affairs of the LLC, and shall have full authority to execute all documents and take all actions that the LLC may legally take. Any person or entity dealing with the LLC may rely on the authority of the President as to all such LLC actions without further inquiry. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Manager, including the duties and any powers stated in any employment agreement with the LLC or the Manager.

(ii)      Vice Presidents.  In the absence of the President, or in the event of such officer’s inability or refusal to act, the Vice Presidents shall perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Manager, this Agreement or the President may from time to time prescribe.

(iii)      Secretary.  The Secretary shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties commonly incident to his office and shall perform such other duties and have such other powers as may, from time to time, be assigned to him or her by this Agreement, the Manager or the President.

(iv)      Assistant Secretaries.  The Assistant Secretaries shall, in the absence of the Secretary or in the event of such officer’s disability, inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Manager, this Agreement or the President may from time to time prescribe.

(v)      Treasurer.  The Treasurer shall keep or cause to be kept the books of account of the LLC and shall render statements of the financial affairs of the LLC in such form and as often as required by this Agreement, the Manager or the President. The Treasurer, subject to the order of the Manager, shall have the custody of all funds and securities of the LLC. The Treasurer shall perform all other duties commonly incident to his or her office and shall perform such other duties and have such other powers as this Agreement, the Manager or the President may designate from time to time.

(vi)      Assistant Treasurers.  The Assistant Treasurers shall, in the absence of the Treasurer or in the event of such officer’s disability, inability or refusal to act. perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Manager, this Agreement or the President may from time to time prescribe.

(c)      Indemnification of the Manager.  To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the LLC shall indemnify and hold harmless the Manager from and against any and all claims, actions, suits, damages, costs and expenses, including reasonable fees and disbursements of counsel (“Claims”), asserted against or incurred by the Manager arising out of or in connection with the Manager’s management or conduct in carrying out the LLC’s purposes, whether or not the Manager is a member of the LLC when such Claims are asserted against or incurred by it; provided, however, that the Manager shall not be indemnified for any liability for fraud, intentional misconduct, gross negligence, or a knowing violation of the law that was material to the cause of action. No amendment of this Section 10(e) shall affect the rights of the Manager in existence prior to such amendment.

11.    Distributions.  The Manager may cause the LLC to distribute any cash held by it, which is neither reasonably necessary for the operation of the LLC nor in violation of Sections 18-607 or 18-804 of the Act. to the Member at any time.

12.    Assignments.  The Member may assign all, or any part, of its Interest at any time (an assignee of such Interest is hereinafter referred to as a “Permitted Transferee”). A Permitted Transferee shall become a substituted member automatically upon an assignment.

13.    Dissolution.  The LLC shall dissolve, and its affairs shall be wound up, upon the earlier to occur of: (a) the decision of the Member, or (b) an event of dissolution of the LLC under the Act; provided, however, that ninety (90) days following any event terminating the continued membership of the Member, if the “personal representative” (as defined in the Act) of the Member agrees in writing to continue the LLC, and to admit itself or some other person as a member of the LLC effective as of the date of the occurrence of such event that terminated the continued membership of the Member, then the LLC shall not be dissolved and its affairs shall not be wound up.

14.    Distributions Upon Dissolution.  Upon the occurrence of an event set forth in Section 13 hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the LLC’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the LLC.

15.    Limited Liability.  The Member shall not have any liability for the obligations of the LLC, except to the extent required by the Act.

16.    Related Party Transactions.  Notwithstanding anything to the contrary in this Agreement or under the Act, the Manager, Member and their respective affiliates may engage in any transaction with the LLC and vice versa.

17.    Additional Documents.  At any time and from time to time after the date of this Agreement, the Manager shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such additional instruments and documents as are required to best effectuate the purposes and intent of this Agreement.

18.    Amendment.  This Agreement may be amended only in a writing signed by the Member.

19.    Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its respective successors, transferees and assigns.

20.    Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent. or intent of this Agreement or any provision hereof.

21.    No Third Party Beneficiaries.  No person other than a party hereto shall have any rights or remedies under this Agreement.

22.    Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflicts of laws, rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

23.    Severability.  Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

Signatures appear on the following page.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the 29th day of January, 2007.

SOLE MEMBER:

HD SUPPLY HOLDINGS, LLC

By:	HD Supply GP & Management, Inc., its
Manager

By:	/s/ David Bearman
David Bearman, Vice President